Exhibit 10.64

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of April 2013 ("Effective Date").

BETWEEN:

BIORIGINAL FOOD & SCIENCE CORP.

Herein called "Bioriginal" or the "Corporation"

AND:

JOE REINHARD HERMAN VIDAL

Herein called "Vidal"

WHEREAS Vidal has served Bioriginal as an officer of the corporation since February 1, 1999;

AND WHEREAS the parties wish to set out in writing their agreement (the "Agreement") on the current arrangements between them respecting the employment of Vidal by Bioriginal;

AND WHEREAS Bioriginal has been acquired by and amalgamated with 101220238 Saskatchewan Ltd.;

AND WHEREAS Bioriginal wishes to amend and restate the Agreement between the Parties.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties covenant and agree as follows:

SECTION 1

RESPONSIBILITIES

1.1     For the purposes of this Agreement references to "Bioriginal" or the "Corporation" shall mean Bioriginal and its subsidiaries.

1.2     Bioriginal agrees to continue to employ Vidal. As of the effective date of this Agreement Vidal’s management titles and scope of obligations will be as follows:

(a)     Chief Executive Officer.

It shall be Vidal's responsibility to faithfully and competently perform all of the services ordinarily required of an officer of Bioriginal and its subsidiaries in the position named above.

1.3     Vidal covenants to perform to the best of his ability such tasks at such locations as are from time to time reasonably required by Bioriginal and which are consistent with the nature of the skills and duties for which Vidal is being retained.

1.4     Vidal agrees to devote all of his business time, skill, energies and efforts to the execution of the duties required by Bioriginal. In particular, Vidal agrees that he will not, without the consent in writing of the Board of Directors of the Corporation (the "Board") (such consent not to be unreasonably withheld, recognizing that Vidal's primary responsibility is his duties with Bioriginal), undertake any other business or occupation or become a director, officer, employee or agent of any other business enterprise.

1.5     Bioriginal agrees that Vidal shall be given the authority, and Vidal agrees to carry out the duties and accept the responsibilities normally associated with the position of Chief Executive Officer and such other duties as Vidal and the Board may from time to time determine.

1.6     Vidal shall report to the Board.

1.7     The parties agree that Vidal's performance will be reviewed at least once each year by the Board, in a manner similar to the annual reviews conducted of the performance of other employees of Bioriginal. Any salary adjustments will be subject to any required approval process prescribed by the Unanimous Shareholder Agreement of Bioriginal.

SECTION 2

REMUNERATION AND BENEFITS

2.1      The parties agree that Vidal's base salary will be $205,000.00 per annum, payable in equal monthly instalments at the end of each month.

2.2     Bioriginal agrees to provide the following benefits to Vidal, in addition to Vidal's base salary:

(a)	The same group life, accident, medical and dental insurance benefits and stock option plan as are made available to other senior employees of Bioriginal;

(b)	Five weeks vacation and other leave in accordance with Bioriginal's standard policy for its employees;

(c)	A $500.00 per month car allowance; and

(d)	Memberships in golf club(s} and business club(s), the total cost of which is not to exceed $7,000 per annum for 2013, and for subsequent years not to exceed the same amount adjusted for inflation.

2.3     Vidal shall be entitled to be reimbursed for all expenses, other than personal or living expenses, reasonably incurred by him in the performance of his duties under this Agreement. Bioriginal shall be entitled to require reasonable documentation in relation to any such expenses before reimbursing Vidal for those expenses.

2.4     Bioriginal agrees to pay to Vidal variable pay in accordance with the variable pay formula approved from time to time by the Board for senior management of Bioriginal. For each fiscal year Vidal may earn a bonus of up to 50% of his base salary, if Vidal meets the objectives established by the Board of Directors. For the fiscal year ending March 31, 2014, Vidal may earn a bonus of up to 50% of his base salary. At the discretion of the Board, the bonus may be reduced or eliminated entirely if the objectives are not met or it may be increased if the objectives are surpassed.

SECTION 3

TERMINATION OF AGREEMENT

3.1     Notwithstanding any other provisions herein and without prejudice to rights accrued to Vidal to the Date of Termination (as defined herein), this Agreement shall terminate automatically upon the earlier of the death of Vidal or on the Date of Termination. The "Date of Termination" will be, as applicable: (i) the date Bioriginal terminates Vidal in accordance with Section 3.2 hereof; (ii) the date Bioriginal requests Vidal to cease his duties under this Agreement; (iii) Vidal resigns for Constructive Dismissal in accordance with Section 3.4 hereof; (iv) the date Vidal commences his retirement in accordance with Section 3.5 hereof; or (v) the date determined in accordance with Section 3.6 hereof.

3.2     Nothing in this Agreement shall restrict or impair Bioriginal's right to terminate the employment of Vidal without compensation:

(a)	at any time by notice in writing from Bioriginal to Vidal for just cause, which without limiting the generality of the foregoing, shall include:

i.	serious misconduct;

ii.	breach of fiduciary duty;

iii.	failure to obey the lawful direction of Bioriginal;

iv.	fraud;

v.	theft;

vi.	willful breach or habitual neglect of significant and material duties Vidal is required to perform;

vii.	a failure to hold Confidential Information in confidence as described in section 4.5 hereof; and

viii.	breach of a restrictive covenant of this Agreement.

(b)

if Vidal shall become permanently disabled, at any time by notice in writing from Bioriginal to Vidal. For the purposes of this subsection 3.2(b), Vidal shall be deemed to be permanently disabled immediately following:

i.

any period of 365 consecutive days during which he is prevented, notwithstanding reasonable efforts to accommodate the disability, from performing his essential duties as an executive of Bioriginal for more than 182 days in the aggregate by reason of illness or mental or physical disability, or

ii.	his being found of unsound mind or incapable of managing his own affairs by the final judgement or order of a court of competent jurisdiction.

3.3     For the purposes of this Agreement, "Constructive Dismissal" shall be deemed to have occurred if there exists any material adverse change without the prior written consent of Vidal in the title, status, position, job function, compensation or reporting responsibilities of Vidal from those current on the Effective Date.

3.4     At any time, Bioriginal may terminate Vidal's employment in accordance with this Section 3.4. In the event employment of Vidal is: (i) terminated by Bioriginal for reasons other than for just cause; or (ii) the resignation of Vidal as a result of a Constructive Dismissal, Vidal shall be entitled to the following:

(a)	the number of months' compensation in lieu of notice calculated as follows:

i.	five (5) months, plus

ii.	one (1) month for each completed year of service with Bioriginal,

to a maximum of eighteen (18) months in total (the "Severance Period"), inclusive of Base Salary and Bonus (the "Severance"), which Severance will be calculated as an average of the Base Salary plus Bonus paid to Vidal in the two year period immediately prior the commencement of the Severance Period (as defined herein). The foregoing amounts may be paid to Vidal in a lump sum or by salary continuance for the Severance Period at Bioriginal's sole discretion;

(b)

Vidal's options granted under any employee stock option plan shall not expire as a result of him ceasing to be eligible to receive stock options as may be defined in any employee stock option plan but shall expire in accordance with the terms thereof;

(c)

any payment to Vidal under this Section 3.4 shall be deemed to include all required termination and/or severance payments pursuant to the provisions of The Labour Standards Act (Saskatchewan) as amended from time to time;

(d)

to the extent that such insurance plans permit, continued entitlement under all group medical, dental and insurance plans, excluding short and long term disability plans and pension plan, to which Vidal is entitled on the Date of Termination (as defined below). Such continuation of benefit entitlement shall be for a period equal to the Severance Period or until the date Vidal becomes employed elsewhere wherein comparable benefits are provided, whichever date comes first. To the extent the continuance of certain benefit plans, including short and long term disability, is not permitted, Bioriginal shall pay to Vidal, no later than thirty (30) days after the Date of Termination, an amount equal to the anticipated cost to Bioriginal of those benefits for the Severance Period; and

(e)	any shares held by Vidal in Bioriginal shall be dealt with in accordance with the terms of any unanimous shareholders' agreement which may be in force from time to time.

3.5     Vidal may, by providing six (6) months notice in writing to Bioriginal (the "Notice Period"), terminate this Agreement and his employment with Bioriginal. In such circumstance, Bioriginal may request that Vidal cease duties prior to the expiry of the Notice Period. Bioriginal shall, in such event, pay to Vidal an amount equal to the difference between what Vidal would have received had the employment of Vidal been continued for the Notice Period and the amount actually paid by Bioriginal to Vidal during the Notice Period. In the event Vidal provides such notice to Bioriginal, the "Date of Termination" shall mean the last day on which Vidal works for Bioriginal. Bioriginal agrees to use reasonable efforts to require a shorter notice period from Vidal and in particular, but without limitation, covenants to waive a portion of the Notice Period if Bioriginal is able to secure a suitable replacement for Vidal, providing for appropriate transition, before the and of the Notice Period.

3.6     Vidal agrees to give Bioriginal the same notice of his retirement as is provided under paragraph 3.5 above.

SECTION 4

CONFIDENTIALITY

4.1      In the course of carrying out and performing his duties and responsibilities to Bioriginal, Vidal shall obtain access to and be entrusted with Confidential Information, as defined herein, relating to the business of Bioriginal.

4.2      The term "Confidential Information" as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee or consultant of Bioriginal or received by Bioriginal from an outside source which is maintained in confidence by Bioriginal or from any of its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information includes:

(a)

any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, scientific or other formulae, patterns, processes, methods, machines, manufactures, compositions, processes, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs, computer code, creative development, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process that relate to the business of Bioriginal, or that result from its marketing, research and/or development activities;

(b)

any information relating to the relationship of Bioriginal with any clients, customers, suppliers, principals, contacts or prospects of the Corporation and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such clients, customers, suppliers, principals, contacts or prospects of Bioriginal, including but not limited to client lists,

(c)	any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal or business agreement; and

(d)	any information relating to the present or proposed business of Bioriginal.

4.3     Vidal agrees that the Confidential Information is and will remain the exclusive property of Bioriginal. Vidal also agrees that the Confidential Information:

(a)	constitutes a proprietary right which Bioriginal is entitled to protect; and

(b)	constitutes information and knowledge not generally known to the trade.

4.4      Vidal understands that the Bioriginal has from time to time in its possession information belonging to others or which is claimed by others to be confidential or proprietary and which Bioriginal has agreed to keep confidential. Vidal agrees that all such information shall be Confidential Information for the purposes of this Agreement.

4.5     Vidal acknowledges and agrees that any Confidential Information disclosed to Vidal is in the strictest confidence and Vidal agrees to maintain and hold in strict confidence all Confidential Information disclosed to him. The disclosure of any such Confidential Information by Vidal in any form whatsoever except (i) as required in performance by Vidal of his duties hereunder and in furtherance of the best interest of Bioriginal, (ii) as authorized by Bioriginal including under a non-disclosure agreement authorized by the Board, or (iii) as permitted under section 4.8 of this Agreement, is and shall be considered a fundamental breach of this Agreement and shall entitle Bioriginal to terminate immediately this Agreement for just cause without further payment to Vidal.

4.6     Except in accordance with this Article 4, Vidal shall not:

(a)	duplicate, transfer, disclose or use nor allow any other person to duplicate, transfer or disclose any of the Confidential Information; or

(b)

incorporate, in whole or in part, within any domestic or foreign patent application that is not for the benefit of Bioriginal, any proprietary or Confidential Information disclosed to Vidal by Bioriginal.

4.7     Vidal will safeguard all Confidential Information to which Vidal has access at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care that he would use to protect his own confidential information.

4.8     The restrictive obligations set forth above shall not apply to the disclosure or use of any Confidential Information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by Vidal;

(b)	is already known to the Vidal outside his work for Bioriginal at the time of receipt of the Confidential Information;

(c)	is lawfully made available to Vidal by a third party; or

(d)

is required by law to be disclosed but only to the extent of such requirement and Vidal shall immediately notify in writing the Board of the Corporation upon receipt of any request for such disclosure.

SECTION 5

EMPLOYER'S PROPERTY

5.1     Vidal acknowledges that all items of every nature or kind created or used by him pursuant to his employment under this Agreement, or furnished by Bioriginal to him, and all equipment, vehicles, credit cards, books, records, reports, files, manuals, diagrams, literature, data, including Confidential information, as defined in Section 4.2 above, and other materials shall remain and be considered the exclusive property of Bioriginal at all times and shall be surrendered to Bioriginal, in good condition, promptly at the request of Bioriginal or, in the absence of a request, on termination, as established under this Agreement, of the employment of Vidal by Bioriginal.

SECTION 6

NON-COMPETITION

6.1     Vidal agrees that upon termination of this Agreement, he will not carry on, be involved with or engage in a business in competition with the business of Bioriginal, whether as a shareholder, director, employee, officer, financier, consultant or otherwise, in the geographical area within which to Vidal's knowledge Bioriginal planned to conduct its business operations in the twelve (12) month period immediately following the Date of Termination. Vidal agrees that in particular, without limiting the generality of the phrase, a "business in competition with the business of Bioriginal" includes:

(a)

the sale of products which compete with the products of Bioriginal, whether products in existence at the Date of Termination or products which to Vidal's knowledge Bioriginal plans to commence selling within 12 months of that date,

(b)

the contracting for sources of supplies that are needed by Bioriginal to develop or continue product lines distributed or to Vidal's knowledge intended to be distributed by Bioriginal within 12 months of the Date of Termination, and

(c)

the sale of products which compete with products sold by customers of Bioriginal, or intended to be so sold within 12 months of the Date of Termination, if such products sold by customers of Bioriginal were purchased from Bioriginal.

SECTION 7

NON-SOLICITATION

7.1      Vidal will not, for a period of twelve (12) months from the Date of Termination of this Agreement:

(a)

directly or indirectly, either personally, through an agent or by letters, circulars or advertisements, contact for the purpose of solicitation or actually solicit any person, firm, association, syndicate, joint venture, collaboration, corporation, business entity or crown corporation who/which is or was a customer of Bioriginal on or at any time within the two years before the Date of Termination of this Agreement or who was planned to become a customer of Bioriginal within twelve months after the Date of Termination of this Agreement.

(b)

induce or attempt to induce any person who was an employee of or independent contractor to Bioriginal at the Date of Termination of this Agreement to leave the employ of or cease to be a contractor to Bioriginal, whether to join Vidal in a similar enterprise or otherwise.

(c)

either directly or indirectly, solicit, divert or take away any staff, temporary personnel, trade, or business from Bioriginal, or otherwise compete for accounts or personnel which become known to him or her through his or her relationship with Bioriginal and agrees not to influence or attempt to influence any of Bioriginal's customers, suppliers, or resellers or personnel not to do business with Bioriginal or take any action which may be reasonably foreseen to result in harm to Bioriginal.

SECTION 8

INVENTIONS

8.1     Vidal acknowledges and agrees that Bioriginal will acquire, by virtue of the employment relationship, all intellectual property rights in all writings, products, developments or services, inventions, improvements and ideas, whether or not patentable (the "Works") which Vidal makes, conceives, discovers or develops while he is employed by Bioriginal, whether during working hours or at any other time, which relate to or are used or intended for use in connection with any business carried on by Bioriginal. Vidal agrees to make full disclosure to Bioriginal of all such Works and to do all things that may be necessary to confirm the ownership by the Bioriginal of such Works, including, without limitation, to enable Bioriginal to apply for and secure copyrights and patents for those Works in Canada and elsewhere. Vidal acknowledges that he is not entitled to any additional payment in regard to such Works. Vidal further agrees to at all times cooperate with Bioriginal in the prosecution or defense of any lawsuit related to Bioriginal's activities in connection with any Works, whether during the term of his employment or after its termination.

SECTION 9

INJUNCTIVE RELIEF

9.1     Vidal acknowledges and agrees that the restrictions on competition set out in Section 6.1 above are reasonable both with respect to area and time, and Vidal hereby waives any defenses to the strict enforcement thereof by Bioriginal. Vidal further, agrees that in the event of any violation of Sections 6 or 7 or paragraphs 4.3, 4.4, 4.5, 4.6 or 4.7 of this Agreement, Bioriginal, in addition to any other right or relief to which it may be entitled, shall be entitled to an injunction restraining further breaches of this Agreement. Vidal acknowledges that Bioriginal's business cannot be properly protected from potential adverse consequences of his actions other than by the restrictions set forth in this Agreement.

SECTION 10

GENERAL COVENANTS

10.1     Where applicable, time is of the essence of this Agreement.

10.2     This Agreement constitutes the whole of the agreement and is intended to define and describe Bioriginal-employee relationship between the parties. No provision shall be altered or waived unless that alteration or waiver is signed in writing by both parties.

10.3     Any demand, notice or other communication to be given in connection with this agreement shall be given in writing and shall be given by personal delivery or by facsimile or electronic mail (as the case may be) to the recipient as follows:

To Bioriginal:

The Mall at Lawson Heights

Unit A28, 134 Primrose Drive

Saskatoon, Saskatchewan S7K5S6

Attention:     Michael Meekins

Fax:     (306) 934-0099

To Vidal:

Saskatoon, Saskatchewan

S7K 7V5

or to such other address, individual or electronic communication number or address as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given: (i) on the day of actual delivery thereof; (ii) if given by e-mail, on the date sent; and (iii) if given by facsimile, on the business day following that transmission.

10.4     Each of the covenants, provisions, articles, sections, subsections and other subdivisions of this Agreement is severable from every other covenant, provision, article, section, subsection or subdivision, and the invalidity or unenforceability of any one or more covenants, provisions, articles, sections, subsections or subdivisions of this agreement shall not affect the validity or enforceability of the remaining covenants, provisions, articles, sections, subsections and subdivisions.

10.5     No modification or amendment to this Agreement, except modifications expressly contemplated by this Agreement, including, without limitation, changes to Vidal's base annual salary, will be effective unless in writing and signed by the parties.

10.6     The division of this Agreement into sections and the heading of each section is for convenience of reference and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

BIORIGINAL FOOD & SCIENCE CORP.

Per:	/s/Michael Meekins
Michael Meekins, President

Per:	/s/Joseph Vidal
JOE REINHARD HERMAN VIDAL